FOR IMMEDIATE RELEASE
Lawrence Kurzius Named Chief Operating Officer and President for McCormick
SPARKS, Md., January 9, 2015 - McCormick & Company, Incorporated (NYSE: MKC), a global leader in flavor, announced the appointment of Lawrence Kurzius to the role of Chief Operating Officer and President, effective January 5, 2015. Lawrence will continue to report to Alan D. Wilson who remains Chairman and Chief Executive Officer for McCormick.
In this newly created role, Mr. Kurzius will have responsibility for McCormick’s businesses worldwide. In addition, he will continue to lead the Global Quality, Supply Chain and R&D Corporate functions and act as President Global Consumer and President North America.
Mr. Kurzius has been a key leader for McCormick over the past 11 years and has served as a member of the Management Committee since 2007. He has held multiple roles of increasing responsibility including President US Consumer, President of our International businesses including Europe, Middle East, Africa (EMEA), China and Asia Pacific Zone (APZ) and most recently served as President Global Consumer, President of the Americas and China, and Chief Administrative Officer. Prior to joining McCormick, Mr. Kurzius was the Chief Executive Officer for Zatarain’s where he worked for almost 12 years and held marketing positions with Uncle Ben’s, a division of Mars Inc. and the Quaker Oats Company. Lawrence holds a BA in Economics from Princeton University.
Malcolm Swift, President EMEA and APZ will take on the additional role of President Global Industrial. Mr. Swift will report directly to Lawrence Kurzius for his responsibilities in the EMEA and APZ region. He will continue to report to Alan Wilson for his new role in Global Industrial. Mr. Swift is a current member of the Management Committee. He joined McCormick in January 2005 with significant experience in various leadership positions in Europe with Mars Inc., Diageo plc, Time Warner and Hero AG.
About McCormick

McCormick & Company, Incorporated is a global leader in flavor. With more than $4 billion in annual sales the company manufactures, markets and distributes spices, seasoning mixes, condiments and other flavorful products to the entire food industry – retail outlets, food manufacturers and foodservice businesses. Every day, no matter where or what you eat, you can enjoy food flavored by McCormick. McCormick Brings Passion to Flavor™.

For more information, visit www.mccormickcorporation.com.

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For information contact:

Corporate Communications:
Lori Robinson (410) 527-6004 or lori_robinson@mccormick.com